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                                                                    EXHIBIT 99.1

                               ADMINISTAFF, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN


                 Administaff, Inc. hereby establishes the Administaff, Inc. 1997 Employee Stock Purchase Plan (the "Plan"), the terms of which are as set forth below.

                 1.       Definitions.

                 As used in the Plan the following terms shall have the meanings set forth below:

                 (a) "Account" means a brokerage account established on behalf of a Participant pursuant to the terms of the Plan.

                 (b)      "Board" means the Board of Directors of the Company.

                 (c) "Committee" means the Compensation Committee of the Board.

                 (d) "Common Stock" means the common stock, $0.01 par value, of Administaff, Inc.

                 (e) "Company" means Administaff, Inc., a Delaware corporation, or any successor.

                 (f) "Effective Date" means the effective date of the S-8 Registration Statement covering the shares of Common Stock subject to the Plan.

                 (g) "Eligible Compensation" means, with respect to a Participant, the total cash compensation paid to the Participant by the Participating Companies each pay period during a Purchase Period, including any elective salary deferral contributions made therefrom pursuant to Code Sections 125, 129 or 401(k).

                 (h) "Eligible Employee" means an employee of a Participating Company, including any officer of the Company; provided, however, a worksite employee shall not be eligible to participate in this Plan unless such worksite employee is in a covered group of work site employees as designated by his Participating Company.

                 (i) "Enrollment Date" means the later of (i) the Effective Date or (ii) the date an Eligible Employee's election to participate (enrollment agreement) becomes effective.

                 (j) "Participant" means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company.
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                 (k)      "Participating Companies" means the Company,
         Administaff of Texas, Inc. and Administaff Companies, Inc. In addition, the Committee, in its sole discretion may from time to time designate any other Subsidiaries as a Participating Company.

                 (l) "Purchase Period" means each calendar month during the term of the Plan, commencing on the Plan's Effective Date.

                 (m) "Purchase Date" means the date or dates during the 15-day period following each Purchase Period on which shares of Common Stock shall be purchased by the Recordkeeper with the Accounts existing as of the end of such Purchase Period.

                 (n) "Recordkeeper" means the brokerage firm or other person engaged by the Company to maintain the Accounts and purchase shares of Common Stock on the open market pursuant to the Plan.

                 (o) "Subsidiary" means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code or any successor thereto.

                 2.       Purpose of the Plan.

                 (a) The purpose of the Plan is to provide an incentive for present and future employees of the Participating Companies to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of Common Stock on the open market. No shares of Common Stock shall be issued or sold by the Company pursuant to the Plan.

                 (b) All expenses of administering the Plan, other than brokerage commissions and taxes incurred in conjunction with the purchase of shares of Common Stock by the Recordkeeper for an Account, shall be paid by the Participating Companies.

                 3.       Administration of the Plan.

                 (a) The Plan shall be administered by the Committee. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in this Plan or to reconcile any inconsistency in this Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the Committee.

                 (b) The Committee may request advice or assistance or employ such other persons as it in its discretion deems necessary or appropriate for the proper administration of the





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Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

                 4.       Eligibility to Participate in the Plan.

                 Each Eligible Employee who is employed by a Participating Company on an Enrollment Date shall be eligible to participate in the Plan for the Purchase Periods beginning on and after that Enrollment Date, subject to the provisions below.

                 5.       Purchase Periods.

                 The Plan shall consist of consecutive Purchase Periods beginning on the Effective Date and continuing thereafter until the Plan is terminated.

                 6.       Election to Participate in the Plan.

                 (a) Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company on or prior to the applicable Enrollment Date, unless another time for filing the enrollment form is set by the Committee with respect to a given Purchase Period.

                 (b) Payroll deductions for a Participant shall commence on the first payroll date following the Participant's Enrollment Date and shall continue until (i) changed or terminated by the Participant as provided below,
(ii) the termination of the Plan, or (iii) the Participant ceases to be an Eligible Employee, whichever occurs first.

                 7.       Payroll Deductions.

                 (a) All Participant contributions pursuant to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement, the Participant shall authorize payroll deductions to be made on each payroll date that is subsequent to the Participant's Enrollment Date in a designated whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Eligible Compensation.

                 (b) All payroll deductions made for a Participant by a Participating Company shall be deposited in a brokerage account established with the Recordkeeper for the Participant. No interest shall accrue or be credited with respect to the payroll deductions of a Participant credited to an Account under the Plan. A Participant may not make any additional payments into such Account.

                 (c) Except as provided below, a Participant may change his payroll deduction election only on an April 1 or October 1.





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                 8.       Purchase of Shares.

                 Following the end of each Purchase Period, the Participants' Accounts shall be applied automatically by the Recordkeeper to purchase in the open market the maximum number of shares of Common Stock that may be purchased with the accumulated payroll deduction in the Participants' Accounts. Each Participant's Account shall be allocated each Purchase Period its pro rata share (whole and fractional shares) of the total number of shares purchased for such Purchase Period. If any cash amount remains in a Participant's Account, such amount will continue to be held in his Account and applied to the purchase of shares of Common Stock for the following Purchase Period(s), except as provided below. A Participant shall have all of the rights and privileges of a stockholder of the Company with respect to the whole (but not fractional) shares of Common Stock allocated to the Participant's Account.

                 9.       Withdrawal; Termination of Employment.

                 (a) A Participant may stop all, but not less than all, of the payroll deductions to the Participant's Account at any future time by giving prior written notice to the Participating Company. Payroll deductions will not resume on behalf of a Participant unless a new enrollment agreement is delivered to the Company directing the Participating Company to resume payroll deductions, but in no event may such a withdrawing Participant resume participation in the Plan before the April 1 or October 1 next following the effective date of his withdrawal, whichever occurs first.

                 (b) In the event a Participant ceases to be an Eligible Employee for any reason, his payroll deductions will automatically stop and the amounts then credited to the Participant's Account will be applied to purchase shares under the Plan at the end of such Purchase Period as provided in Section 8 above. The value of any fractional share allocated to the Participant's Account and any cash not applied to the purchase of shares pursuant to Section 8 above shall be returned (in cash) to the Participant.

                 10.      Transferability.

                 Accounts under the Plan are not transferable by a Participant.

                 11.      Reports.

                 Individual Accounts will be maintained for each Participant in the Plan. Statements of Accounts will be given to Participants following each Purchase Period, which will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

                 12.      Amendment and Termination of the Plan.





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                 The Board, in its discretion, may at any time, or from time to time, amend the Plan in any respect and may terminate the Plan.

                 13.      Notices.

                 All notices or other communications by a Participant to the Participating Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Participating Company at the location, or by the person, designated by the Participating Company for the receipt thereof.

                 14.      Withholding of Taxes

                 A Participating Company may make such provisions as it deems appropriate for withholding from a Participant's Eligible Compensation such amounts as the Participating Company determines it is required to withhold in connection to all tax laws with the purchase of any Common Stock pursuant to the Plan.





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